SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): September 18, 1998



                                  MEDQUIST INC.
                             ----------------------
                 (Exact name of issuer as specified in charter)




      New Jersey                   0-19941                   22-253 1298
     -------------                 -------                   -----------
    (State or other              (Commission              (I.R.S. Employer
     jurisdiction                    File                   Identification
  of incorporation or               Number)                     Number)
     organization)



                              Five Greentree Centre
                                    Suite 311
                            Marlton, New Jersey 08053
                            -------------------------
               (Address of principal executive offices)(Zip Code)


       Registrant's telephone number, including area code: (609) 596-8877



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Item 5. Other Events.

         On September 18, 1998, the Registrant signed a definitive agreement to acquire the MRC Group, Inc. ("MRC"). Closing is subject to regulatory and shareholder approval of both companies and will be accounted for as a pooling of interests.

         The Registrant will issue approximately 8.5 million shares of its common stock and will assume all MRC options. MRC shareholders will own approximately 26.5% of the common stock of Registrant after closing. MRC shareholders will receive .5163 of a share of Registrant's common stock for each share of MRC common stock if the average Registrant's share price remains above $16.28 during the pricing period. Should the average Registrant share price during the pricing period be below $16.28, MRC shareholders will receive proportionately more shares so that the dollar value of their consideration is fixed below this share price.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c)  Exhibits

               (1) Press Release dated September 18, 1998 is attached hereto as Exhibit A.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              MEDQUIST INC.


Date: September 29, 1998                      By: /s/ John M. Suender
                                                  -----------------------
                                              Name:   John M. Suender
                                              Title:  Vice President and
                                                      General Counsel




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                                                                       Exhibit A

                                                                    News Release


                                                                    NASDAQ: MEDQ
                                                           FOR IMMEDIATE RELEASE

          MEDQUIST SIGNS DEFINITIVE AGREEMENT TO ACQUIRE THE MRC GROUP

         MARLTON, NJ, September 18,1998 -- MedQuist Inc. (Nasdaq:MEDQ) today announced it has signed a definitive agreement to acquire The MRC Group, Inc., a leading national provider of medical transcription services. The acquisition, which is subject to regulatory approval and shareholder approval of both companies, will be accounted for as a pooling of interests and is scheduled to close during the fourth quarter of 1998.

         MedQuist will issue approximately 8.5 million shares of common stock and will assume employee options in connection with the acquisition. MRC shareholders will own approximately 26.5% of the combined company. MRC shareholders will receive 0.5163 of a share of MEDQ common stock for each share of MRC common stock if the average MEDQ share price remains above $16.28 during the pricing period. Should the average MEDQ share price during the pricing period be below $16.28, MRC shareholders will receive proportionally more shares so that the dollar value of their consideration is fixed below this share price. The transaction is expected to be accretive to MedQuist's 1999 earnings.

         The combined company will generate in excess of $260 million in current revenues by serving more than 1,400 major health care customers through a nationwide network of over 100 service centers and 6,000 medical transcriptionists.

         David A. Cohen, currently McdQuist's Chairman and Chief Executive Officer, will become Chairman and Chief Executive Officer of the combined company, and John A. Donohoe, currently MedQuist's President and Chief Operating Officer, will become President and Chief Operating Officer of the combined company. These two executives possess 54 years of combined experience in the medical transcription industry. Edward L. Samek, Chairman and Chief Executive Officer of MRC, will become Vice Chairman of the combined company, and Dennis R. Byerly, President and Chief Operating Officer of MRC, will become President of the Eastern Region of the combined company,

         Mr. Cohen said, "We are extremely excited about this acquisition. MRC is a great company with a strong management team and an excellent nationwide service network. The combined company will offer a level of service and technological expertise that is unparalleled in



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our industry. This acquisition will be excellent for employees, customers and shareholders of both companies, and will position the combined company to play a leading role in the ongoing development of the healthcare information services industry during the twenty-first century."

         Mr. Samek said, "We are very enthusiastic about the merger of our companies. The consolidation of our complementary skills and resources will create a new entity which will help improve the current service offerings of both companies. In addition, we expect the merged company to provide enhanced earning and career opportunities for employees of both companies, including our very important skilled medical transcriptionists."

         MedQuist was advised by Volpe Brown Whelan & Company, LLC and MRC was advised by BT Alex. Brown Incorporated in connection with this transaction.

         This press release contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated or implied in any such forward-looking statements as a result of various risks, including, without limitation, failure to obtain regulatory or shareholder approval for the transaction; failure to satisfy other conditions to closing the transaction; failure of the transaction to be accretive to 1999 earnings; inability to integrate the diverse employee bases of the two companies; inability to integrate the technology platforms of the two companies; inability to sustain growth while integrating two companies; inability to penetrate new markets; decreased demand for existing services and lack of demand for future services.

         Additional risks associated with the Company's business can be found in its July 2, 1998 Registration Statement on form S-4, its Annual Report on Form 10-K and other periodic filings with the SEC.


Contact: John R. Emery, Chief Financial Officer, MedQuist Inc, (800) 355-6337, Ext. 418



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